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                                                                     EXHIBIT 16

To The Board of Directors, Oryx Energy Company:

We are providing this letter to you for inclusion as an exhibit to the Sun Energy Partners L.P. (the Partnership) Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have read management's justification for the change in accounting method for assessing the impairment of proved oil and gas properties from a world-wide basis to a field-by-field basis contained in the Partnership's Form 10-K for the year ended December 31, 1994. Based on our reading of the data and discussions with Partnership officials of the business judgment and business planning factors relating to the change, we believe management's justification to be reasonable. Accordingly, in reliance on management's determination as regards elements of business judgment and business planning, we concur that the newly adopted accounting principle described above is preferable in the Partnership's circumstances to the method previously applied.


Coopers & Lybrand L.L.P.



February 19, 1995
Dallas, Texas